Exhibit 12.01
SCANA CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Six Months	Twelve Months	Years Ended December 31,
Dollars in Millions	Ended June 30, 2012	Ended June 30, 2012	2011	2010	2009	2008	2007
Fixed Charges as defined:
Interest on long-term debt	$147.0	$292.2	$287.0	$270.4	$251.5	$238.2	$214.9
Amortization of debt premium, discount and expense (net)	2.5	4.9	4.8	5.1	4.8	4.6	4.6
Interest component on rentals	2.5	5.2	5.2	4.6	7.9	4.5	6.3
Preference security dividend requirement of consolidated subsidiary	—	—	—	—	14.2	11.7	11.7
Total Fixed Charges (A)	$152.0	$302.3	$297.0	$280.1	$278.4	$259.0	$237.5
Earnings as defined:
Pretax income from continuing operations	$278.3	$569.5	$555.6	$535.4	$524.2	$542.1	$467.6
Total fixed charges above	152.0	302.3	297.0	280.1	278.4	259.0	237.5
Pretax equity in (earnings) losses of investees	(1.3)	(2.8)	(2.9)	(1.1)	(2.2)	(8.0)	18.1
Cash distributions from equity investees	1.2	4.0	3.6	4.8	3.3	6.2	7.8
Preference security dividend requirement from above	—	—	—	—	(14.2)	(11.7)	(11.7)
Total Earnings (B)	$430.2	$873.0	$853.3	$819.2	$789.5	$787.6	$719.3
Ratio of Earnings to Fixed Charges (B/A)	2.83	2.89	2.87	2.92	2.84	3.04	3.03

SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Six Months	Twelve Months	Years Ended December 31,
Dollars in Millions	Ended June 30, 2012	Ended June 30, 2012	2011	2010	2009	2008	2007
Fixed Charges as defined:
Interest on long-term debt	$105.5	$210.9	$207.8	$192.4	$181.4	$166.6	$149.8
Amortization of debt premium, discount and expense (net)	2.0	4.0	3.9	4.0	3.8	3.6	3.6
Interest component on rentals	1.6	3.4	3.6	3.1	5.5	4.2	5.3
Total Fixed Charges(A)	$109.1	$218.3	$215.3	$199.5	$190.7	$174.4	$158.7
Earnings as defined:
Pretax income from continuing operations	$217.8	$482.3	$456.5	$433.6	$427.8	$440.1	$361.4
Total fixed charges	109.1	218.3	215.3	199.5	190.7	174.4	158.7
Pre-tax equity in (earnings) losses of investees	1.7	2.9	2.3	2.1	0.5	(3.0)	19.5
Total Earnings (B)	$328.6	$703.5	$674.1	$635.2	$619	$611.5	$539.6
Ratio of Earnings to Fixed Charges (B/A)	3.01	3.22	3.13	3.18	3.25	3.51	3.4